Exhibit 99.1

Bank Notes

OFFICER APPOINTMENTS

Roy D. Jones joined The Palmetto Bank as Chief Financial Officer. He is a certified public accountant with twenty years of public accounting and finance experience in the banking industry. Jones most recently served as the Director of Finance and Investor Relations for a large regional bank headquartered in Greenville.

Richard C. (Rick) Stanland, III joined The Palmetto Bank as Vice President, Commercial Relationship Manager, Anderson and Oconee counties. He is a graduate of Wake Forest University, the South Carolina Bankers School, Leadership Anderson Class IX, and Leadership South Carolina. Stanland brings 27 years of commercial banking experience to The Palmetto Bank.

THE PALMETTO BANK TEACHES TEENS ABOUT USING CREDIT WISELY

On October 21, 2010, employees of The Palmetto Bank taught students the do’s and don’ts of credit to mark National Get Smart About Credit Day, a financial literacy program sponsored by the American Bankers Association Education Foundation.

The presentation was one of many made by bankers across the country as part of a nationwide effort to help young people take charge of their personal finances. Presentations focused on six core activities – the “how-to’s” of credit – including obtaining and managing credit, reading a credit report effectively, understanding the importance of a good credit record, budgeting now to help avoid credit problems later, and keeping personal financial information secure.

THE PALMETTO BANK’S “BE AN ANGEL!” PROGRAM HELPED 725 CHILDREN IN UPSTATE

The Palmetto Bank’s 15th annual “Be An Angel!” program helped more than 700 children in the Upstate have a Christmas this past year.

The names of the children, which were obtained through eight county Departments of Social Services, Hands On Greenville, Greenville County Foster Parents Association and The Salvation Army of Spartanburg, hung specially designed “Be An Angel!” ornaments on the Christmas trees in the lobbies of all 29 offices of The Palmetto Bank. Palmetto Bank clients, employees and community residents sponsored the children by selecting the name of a child, purchasing items for the child, and returning the items to the bank. The bank took the responsibility for coordinating gift pickup with the area DSS agencies.

To Our Shareholders:

For the quarter ended December 31, 2010, the Company reported a net loss of $32.6 million, compared to a net loss for the third quarter 2010 of $13.8 million. The fourth quarter included a noncash charge of $14.1 million to establish a valuation allowance against our deferred tax asset. As noted last quarter, the third quarter included a noncash charge of $3.7 million to write-off goodwill related to prior branch acquisitions. These noncash charges had no effect on the liquidity, regulatory capital, or daily operations of the Company.

The fourth quarter results also included a nonrecurring gain of $1.2 million on the sale of our credit card portfolio. We are continuing our ongoing strategic analysis of the profitability and efficiency of each line of business and department of the Company, and selling the credit card portfolio is another important step as we continue on our return to profitability. While we sold the portfolio, we will continue to offer Palmetto Bank credit cards to our customers through a joint marketing agreement with the buyer, which will include an expanded product offering, 24 hour customer service 7 days of the week, and a significantly improved rewards program. Excluding the noncash charges and nonrecurring item described above, the fourth quarter 2010 pre-tax loss was $19.7 million compared to a third quarter 2010 pre-tax loss of $17.7 million. Similar to the previous quarter, the fourth quarter pre-tax loss was driven primarily by the continued elevated levels of credit losses on problem assets based on declining real estate values.

In September 2010 we began marketing for sale a pool of commercial real estate assets in an effort to reduce our problem assets and concentration in commercial real estate. These marketing efforts are a part of our strategic plan to address credit quality issues and accelerate our return to profitability. In the fourth quarter we made the strategic decision to accept bids on certain assets that were lower than their carrying values. In making this decision, we balanced the negative impact of selling assets at a loss with the positive impact of reducing our problem assets. As a result of accepting bids the fourth quarter, credit losses included $3.8 million of losses related to these asset sales, and more importantly, continued our progress in reducing problem assets. These sales and our ongoing problem asset resolution efforts helped us reduce nonperforming assets for the third consecutive quarter. We are hopeful this declining trend in our problem assets will continue as we reposition the Company for the future.

As noted in our third quarter report, on October 7, 2010 we completed the execution of another key component of our strategic plan by completing a $103 million private placement of common stock with institutional investors. In addition, as a condition of the private placement we conducted an incremental $10 million follow-on offering of common stock to shareholders and investors in the private placement that was fully subscribed. Completing both the private placement and fully subscribing the follow-on offering is further validation of our strategic direction and a testament to the value of our franchise.

Raising capital and reducing problem assets are two critically important priorities of our strategic plan as we manage through the effects of the extended recession of the past two years. Our losses over this period are a direct result of the impact on our borrowers of the severe economic downturn. We are encouraged by the early signs of an improving economy, and employees throughout the Company are working very hard on the execution of our strategic plan to return the Company to profitability. We are keenly focused on the path to profitability and are taking actions every day to improve our financial performance. While the repercussions of the recession continue to be felt, we believe these actions will accelerate our recovery and return to profitability.

Our annual meeting of shareholders is scheduled for May 19, 2011. We look forward to meeting with you and providing an update on our plans for the future. We have made progress on our road to recovery, and we look forward to improved financial results in 2011.

Please do not hesitate to contact either one of us with questions or concerns about your Company.

Sincerely,

Leon Patterson	Sam Erwin
Chairman of the Board of Directors	Chief Executive Officer

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31, 2010	September 30, 2010	December 31, 2009
		(unaudited)
Assets
Cash and cash equivalents
Cash and due from banks	$223,017	$266,453	$188,084

Total cash and cash equivalents	223,017	266,453	188,084

Federal Home Loan Bank (“FHLB”) stock, at cost	6,785	6,785	7,010
Investment securities available for sale, at fair value	218,775	129,571	119,986
Mortgage loans held for sale	4,793	3,716	3,884
Commercial loans held for sale	66,157	88,564	—

Loans, gross	793,426	827,564	1,040,312
Less: allowance for loan losses	(26,934)	(29,339)	(24,079)

Loans, net	766,492	798,225	1,016,233
Premises and equipment, net	28,109	28,481	29,605
Goodwill	—	—	3,691
Accrued interest receivable	4,702	4,178	4,322
Foreclosed real estate	19,983	22,508	27,826
Income tax refund receivable	7,436	7,589	20,869
Deferred tax asset, net	—	14,409	5,799
Other	8,998	10,377	8,454

Total assets	$1,355,247	$1,380,856	$1,435,763

Liabilities and shareholders’ equity
Liabilities
Deposits
Noninterest-bearing	$141,281	$150,707	$142,609
Interest-bearing	1,032,081	1,049,147	1,072,305

Total deposits	1,173,362	1,199,854	1,214,914

Retail repurchase agreements	20,720	20,819	15,545
Commercial paper (Master notes)	—	—	19,061
FHLB borrowings	35,000	96,000	101,000
Convertible debt	—	380	—
Accrued interest payable	1,187	1,517	2,020
Other	11,079	12,912	8,208

Total liabilities	1,241,348	1,331,482	1,360,748

Shareholders’ equity
Preferred stock - par value $0.01 per share	—	—	—
Common stock - par value $0.01 per share at December 31, 2010 and September 30, 2010 and $5.00 per share at December 31, 2009	474	65	32,282
Capital surplus	133,112	35,085	2,599
Retained earnings (deficit)	(13,108)	19,490	47,094
Accumulated other comprehensive loss, net of tax	(6,579)	(5,266)	(6,960)

Total shareholders’ equity	113,899	49,374	75,015

Total liabilities and shareholders’ equity	$1,355,247	$1,380,856	$1,435,763

Consolidated Statements of Income (Loss)

(in thousands)

	For the three month periods ended		For the years ended December 31,
	December 31, 2010	September 30, 2010	2010	2009
	(unaudited)	(unaudited)
Interest income
Interest earned on cash and cash equivalents	$200	$143	$498	$215
Dividends paid on FHLB stock	7	7	23	19
Interest earned on investment securities available for sale	955	781	3,725	5,667
Interest and fees earned on loans	12,280	12,925	52,381	60,309

Total interest income	13,442	13,856	56,627	66,210
Interest expense
Interest paid on deposits	3,272	3,451	13,560	19,511
Interest paid on retail repurchase agreements	14	16	57	58
Interest paid on commercial paper	—	—	21	60
Interest paid on other short-term borrowings	—	—	—	33
Interest paid on FHLB borrowings	395	412	1,708	1,777
Other	1	9	20	—

Total interest expense	3,682	3,888	15,366	21,439

Net interest income	9,760	9,968	41,261	44,771
Provision for loan losses	10,500	13,100	47,100	73,400

Net interest expense after provision for loan losses	(740)	(3,132)	(5,839)	(28,629)

Noninterest income
Service charges on deposit accounts, net	1,779	1,787	7,543	8,275
Fees for trust and investment management and brokerage services	626	585	2,597	2,275
Mortgage-banking	201	984	1,794	1,903
Automatic teller machine	355	321	1,300	1,389
Merchant services	32	10	937	1,079
Bankcard services	1,291	171	1,793	658
Investment securities gains, net	1	1	10	2
Other	516	328	1,627	1,850

Total noninterest income	4,801	4,187	17,601	17,431
Noninterest expense
Salaries and other personnel	6,002	6,236	24,677	24,463
Occupancy	1,233	1,226	4,778	4,293
Furniture and equipment	879	1,068	3,841	3,407
Loss on disposition of premises, furniture, and equipment	—	29	37	81
Professional services	771	456	2,507	1,709
FDIC deposit insurance assessment	1,015	1,776	4,487	3,261
Marketing	279	383	1,407	1,114
Foreclosed real estate writedowns and expenses	2,604	5,490	11,656	3,233
Goodwill impairment	—	3,691	3,691	—
Loss on commercial loans held for sale	7,562	—	7,562	—
Other	2,241	2,059	8,663	9,454

Total noninterest expense	22,586	22,414	73,306	51,015

Net loss before provision (benefit) for income taxes	(18,525)	(21,359)	(61,544)	(62,213)
Provision (benefit) for income taxes	14,073	(7,580)	(1,342)	(22,128)

Net loss	$(32,598)	$(13,779)	$(60,202)	$(40,085)

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Additional information can be found in our filed reports at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).